EXHIBIT 21

SUBSIDIARIES OF CREATIVE LEARNING CORPORATION

Subsidiary	Jurisdiction of Organization	Ownership
BFK Franchise Company, LLC	Nevada	100% by the Company
BFK Development Company LLC	Nevada	100% by the Company
Sew Fun Franchise Company LLC	Florida	100% by the Company
B4K eLearning Company LLC	Delaware	100% by the Company
Bricks4Schools LLC	Georgia	49% by the Company*

*	The Company’s ownership interest is subject to the Company’s rescission of the operating agreement under which the interest was issued.